SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Settlement Agreement”) is entered into as of the 15th day of September, 2011, by and between Plaintiff JOSEPH DURYEA (“Plaintiff” or “Duryea”) and Defendant SUPPORTSAVE SOLUTIONS, INC. (“Defendant” or “SupportSave”). Duryea and SupportSave may be individually referred to herein as “Party” and may be collectively referred to herein as “Parties.”

Recitals

A. Duryea was previously the President and an employee of SupportSave. The employment relationship between the Parties was governed by a written Employment Agreement dated January 15, 2010 (the “Employment Agreement”), which is expressly incorporated herein by reference. The employment relationship ultimately ended and various disputes have arisen between the Parties as it relates to severance payments allegedly due and stock compensation awarded thereunder (the “Dispute”). As a result of these disputes, on June 27, 2011, Duryea filed a lawsuit against SupportSave in the United States District Court for the District of Nevada, case number 2:11-cv-01054-GMN¬CWH alleging breach of contract, breach of the covenant of good faith and fair dealing, tortious breach of contract, and fraud (the “Litigation”).

B. The Parties now desire to resolve the above-referenced Dispute and Litigation, without the further expenditure of time or the expense of contested litigation, as more fully set forth below. For these reasons, they have entered into this Settlement Agreement which is intended to fully and finally resolve all controversies between and among the Parties, including but not limited to the claims asserted in the Litigation.

THEREFORE, in consideration of the promises and covenants herein contained, and for other valuable consideration received, the sufficiency of which is hereby acknowledged, it is mutually agreed, by and between the Parties hereto, and each of them, as follows:

1. Settlement Terms: SupportSave agrees to pay the total amount of eighty-five thousand dollars ($85,000.00) (the “Settlement Funds”) as full and complete settlement of the above referenced Dispute and Litigation, of which forty-five thousand dollars ($45,000.00) shall be paid by SupportSave to Duryea upon execution of this Settlement Agreement by the Parties, and the remaining forty thousand dollars ($40,000.00) shall be paid by SupportSave to Duryea in four (4) equal installments, payable on or before October 15, 2011, November 15, 2011, December 15, 2011, and January 15, 2012. There is no grace period allowed for these payments. All Settlement Funds shall be made via ACH wire transfer.

SupportSave agrees that any failure on its part to make timely installment payments of the Settlement Funds as outlined in Section 1 of this Settlement Agreement will make the entire remaining balance of the Settlement Funds immediately due and payable and consents to immediate entry of Judgment against it for the amount of the remaining balance of the Settlement Funds, subject to pre-judgment interest from the date of the filing of the Complaint forward.

Duryea acknowledges that SupportSave has not made, and is not making, any representation to him with respect to the taxability or non-taxability of the payments set forth above. Duryea understands and agrees that he will be issued an IRS form 1099 as a result of payment to him as set forth above and will be liable for, indemnify and hold SupportSave harmless from any and all taxes, withholding obligations, penalties and interest that may be asserted against SupportSave by virtue of such payment.

2. SEC filing. SupportSave agrees that it will use its best efforts to correct its SEC filing, and any other sites, to record that Duryea "resigned" from his former position as the President of SupportSave, as opposed to having been "terminated" from said position.

3. Dismissal of Litigation. Upon payment of the Settlement Funds in full, the Litigation will be dismissed with prejudice, and all claims against SupportSave will be forgiven and released. Each Party shall bear its own attorneys’ fees and costs incurred in connection with the Litigation.

4. Releases.

(a) Duryea, on behalf of himself and his agents, heirs, representatives, successors and assigns, agrees to fully release, acquit and forever discharge SupportSave, its officers, directors, agents, employees, attorneys, owners, members, affiliates, predecessors, successors and assigns and all past, present and future officers, directors, agents, employees, attorneys, owners, members, affiliates, successors, predecessors and assigns, any one of them, or any combination of them, and anyone or any entity related thereto from all known or unknown, revealed and concealed, contingent and non-contingent claims, actions, causes of action, and suits for damages, at law or in equity, filed or otherwise, and all other claims whatsoever, in law or in equity, contract or tort, which Duryea ever had or now has against any of the aforementioned, by reason of any matter that is related to or arising from the acts and events underlying or giving rise to the Dispute, Litigation, and the claims asserted therein.

(b) SupportSave, on behalf of itself and its agents, heirs, representatives, successors and assigns, agrees to fully release, acquit and forever discharge Duryea, his agents, employees, attorneys, predecessors, successors and assigns and all past, present and future agents, employees, attorneys, successors, predecessors and assigns, any one of them, or any combination of them, and anyone or any entity related thereto from all known or unknown, revealed and concealed, contingent and non-contingent claims, actions, causes of action, and suits for damages, at law or in equity, filed or otherwise that SupportSave ever had or now has against any of the aforementioned, by reason of any matter that is related to or arising from the acts and events underlying or giving rise to the Dispute, Litigation, and the claims asserted therein.

The Parties acknowledge that this Settlement Agreement does not in any way eliminate or dispose of Duryea’s rights as a stockholder of SupportSave, including but not limited to “put right” rights, “piggy back” rights, or “registration” rights as defined in sections 6(C), 6(E), and 6(F) of the Employment Agreement, which is hereby expressly incorporated herein, and the right to sue for any fraud related to the value of SupportSave stock occurring after the date this Settlement Agreement is executed, and any such related rights remain in full effect and independent from this Settlement Agreement and the Parties specifically agree that this Settlement Agreement is not intended as a release or waiver of such claims.

The Parties further acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of the Dispute, Litigation, or this Settlement Agreement and which, if known or suspected at the time of the execution of this Settlement Agreement, may have materially affected their decision. Nevertheless, the Parties hereby waive any rights, claim or cause of action that existed at the time of the execution of this Settlement Agreement. The Parties acknowledge that they understand the significance and consequence of their release and the specific waiver of all known and unknown claims.

5. Further Actions. The Parties agree to take such further action and execute such additional documents as may be necessary to implement the terms and conditions of this Settlement Agreement, including filing a Stipulation to dismiss the Litigation with prejudice.

6. No Admissions. Except as set forth herein, this Settlement Agreement constitutes the compromise of disputed claims, shall not be interpreted as a reflection of the merit or lack of merit of such claims, and is entered into for the sole purpose of avoiding the risk and expense of further litigation. Nothing in this Settlement Agreement shall constitute an admission of any wrongdoing or liability by any of the Parties.

7. Confidentiality. The terms and conditions of this Settlement Agreement shall be kept confidential and shall not be disclosed by any Party or their representatives or agents in any manner except: a) any Party may disclose the terms and conditions of this Settlement Agreement to their professional advisors, attorneys, accountants (internal and external), tax preparers, regulatory or taxing authorities, in house assistants, or present or proposed corporate affiliates; b) SupportSave may disclose the terms and conditions of this Settlement Agreement as it deems necessary for the conduct of its business; c) pursuant to court order issued by a court of competent jurisdiction; d) pursuant to compulsory process; or e) to enforce this Settlement Agreement. Upon inquiry only, the Parties may publicly and/or privately state that the matter has been resolved to the satisfaction of all concerned, but shall not disclose the terms or conditions of this Settlement Agreement except as stated in this paragraph.

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8. Mutual Non-Disparagement

(a) Duryea agrees to refrain from making any public statements (or authorizing any statements to be reported as being attributed to Duryea) that are critical, derogatory or which disparage SupportSave for a period of 3 years from the date of this Settlement Agreement.

(b) SupportSave will not make, and agrees to use its best efforts to cause the officers, directors and spokespersons of SupportSave to refrain from making, any public statements (or authorizing any statements to be reported as being attributed to SupportSave), that are critical, derogatory or which disparage Duryea, and SupportSave shall instruct such officers, directors and spokespersons to refrain from making such statements for a period of 3 years from the date of this Settlement Agreement.

(c) It is understood and agreed that SupportSave on the one hand, and Duryea on the other hand, if and to the extent they are a non-breaching party under the Agreement, may respond to any detrimental, disparaging or generally negative statement by the other, or by officers, directors and spokespersons of SupportSave, by publicly providing accurate information, and any such response will not be deemed to be a breach of this Settlement Agreement.

(d) Each party hereto acknowledges and agrees that each other party hereto will be irreparably harmed and that there may be no adequate remedy at law for a violation of any of the covenants set forth in this Section 8. Therefore, in addition to and without limiting any other remedies that may be available to any party hereto, upon any such violation or threatened violation, either Party will have the right to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce the covenants set forth in this Section 8.

(e) Notwithstanding the foregoing, nothing in this Section 8 or elsewhere in this Settlement Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws.

9. No Oral Modifications. No supplement, modification, waiver, or termination of this Settlement Agreement shall be binding unless executed in writing by the party to be bound thereby.

10. Governing Law, Venue and Jurisdiction. The validity, construction and interpretation of this Settlement Agreement shall be governed by the laws of the State of Nevada. Any dispute arising from or related to this Settlement Agreement shall be litigated in the state or federal courts sitting in Clark County, Nevada. The prevailing party shall be entitled to recover the actual attorneys’ fees and costs incurred in connection with that litigation.

11. Binding Effect. This Settlement Agreement shall be binding upon and shall inure to the benefit of the Parties, their representatives, heirs, estates, parent and subsidiary entities, members, managers, shareholders, principals, affiliates, successors, officers, directors, partners, administrators, trustees, receivers, agents, employees, executors, assigns, and all other persons and entities that could in any way have legal responsibility for, or claim any rights through, any of them.

12. Assignment or Transfer of Claims. Except as set forth herein, each party warrants and represents to the others that it has not assigned or transferred or purported to assign or transfer any claim, demand or cause of action against any other party to any non-party. The Parties agree to hold harmless and indemnify the other Parties from and against all claims arising out of any such assignment or transfer or purported assignment or transfer.

13. Good Faith. This Settlement Agreement is a settlement in good faith, with full knowledge of the relevant facts and circumstances. The Parties have carefully read this Settlement Agreement in its entirety, conferred with their respective attorneys, know and understand the contents of this Settlement Agreement, and sign the same as their own free act. Each of the Parties, through their respective counsel, was involved in the preparation of this Settlement Agreement. Therefore, should a dispute arise regarding this Settlement Agreement or the interpretation thereof, the presumption that it should be interpreted against the drafter shall not apply.

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14. Authority. Each of the Parties represents and warrants to all the other Parties that the person signing this document on its behalf is duly authorized to execute this Settlement Agreement on its behalf.

15. Signatures. This Settlement Agreement may be executed in any number of counterparts, each of which when duly executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement. Any signature page of this Settlement Agreement may be detached from any counterpart without impairing the legal effect of any signatures, and may be attached to another counterpart, identical in form, but having attached to it one or more additional signature pages. Signatures exchanged by facsimile or by .pdf format shall be deemed original signatures.

This Settlement Agreement shall become effective upon execution by all Parties and time is of the essence.

DATED this 15th day of September, 2011.

/s/ Joseph Duryea

JOSEPH DURYEA

DATED this 15th day of September, 2011.

SUPPORTSAVE SOLUTIONS, INC.

By: /s/ Christopher Johns

Its: CEO

Approved as to Form and Content:

MCDONALD CARANO WILSON LLP

By: /s/ Jacquelyn Leleu

JACQUELYN LELEU, ESQ.

2300 W. Sahara Ave., Suite 1000

Las Vegas, NV 89102

(702) 873-4100 (Telephone)

Attorneys for SUPPORTSAVE

Approved as to Form and Content:

ALVERSON TAYLOR MORTENSEN & SANDERS

By: /s/ Shirley Blazich

SHIRLEY BLAZICH, ESQ.

7401 W. Charleston Blvd.

Las Vegas, NV 89117-1401

(702) 384-7000 (Telephone)

Attorneys for DURYEA